UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C.  20549

                                  SCHEDULE 13D

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                           (AMENDMENT NO. _________)*

                                Seal Fleet, Inc.
                         ------------------------------
                                (Name of Issuer)

                              Class A Common Stock
                 -----------------------------------------------
                         (Title of Class of Securities)

                                   812068 10 4
                                ----------------
                                 (CUSIP Number)

             Gene Douglas, Vice President-Legal and General Counsel
           Hvide Marine Incorporated, 2200 Eller Drive, P.O. Box 13038
                Port Everglades Station, Ft. Lauderdale, FL 33316
                              (954) 523-2300
            (Name, Address and Telephone Number of Person Authorized
                     to Receive Notices and Communications)

                                 August 14, 1996
                          -----------------------------
                          (Date of Event which Requires
                            Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b)(3) or (4), check the following box [ ].

Check the following box if a fee is being paid with the statement [X]. (A fee is not required only if the reporting person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

Note: Six copies of this statement, including all exhibits, should be filed with the Commission. See Rule 13d-1(a) for other parties to whom copies are to be sent.

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in the prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes.)

1.  NAME OF PERSON
    Hvide Marine Incorporated

2.  CHECK THE APPROPRIATE BOX IF MEMBER OF A GROUP*  (a) [  ]
                    (b) [  ]

3.  SEC USE ONLY

4.  SOURCE OF FUNDS*
      WC

5.  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
    PURSUANT TO ITEMS 2(d) or 2(e).   [  ]
       N/A

6.  CITIZENSHIP OR PLACE OR ORGANIZATION
                  State of Florida

                       7.  SOLE VOTING POWER
                     271,055 shares of Class A Common Stock

NUMBER OF SHARES       8.  SHARED VOTING POWER
BENEFICIALLY OWNED BY
EACH REPORTING PERSON
WITH                   9.  SOLE DISPOSITIVE POWER
                           271,055 shares of Class A Common Stock

                      10.  SHARED DISPOSITIVE POWER

11.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     271,055 shares of Class A Common Stock

12.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
     SHARES*    []

13.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
     13.7% based on issuer's most recent quarterly report on Form
         10-Q

14.  TYPE OF REPORTING PERSON*
         CO

                 *SEE INSTRUCTIONS BEFORE FILLING OUT

ITEM 1.  SECURITY AND ISSUER.

     Title of class of equity securities:  Class A Common Stock

     Name and address of the principal executive offices of the issuer:

                           Seal Fleet, Inc.
                           3305 Avenue S
                           Galveston, Texas  77553

ITEM 2.  IDENTITY AND BACKGROUND

         (a)      Name:    Hvide Marine Incorporated
     (b) Address of Principal Business and Principal Office:
                                                     2200 Eller Drive
                                                     P.O. Box 13038
                                                     Port Everglades Station
                                                     Fort Lauderdale, FL 33316
         (c)      State of Organization:    State of Florida
         (d)      Principal Business:
                           Marine support and transportation services in the U.S. domestic trade and principally to the energy and chemical industries.
         (e)  Criminal convictions in the last five years:  None
     (f) Civil securities violations in the last five years: None

         Executive Officers and Directors of Hvide Marine Incorporated:

     (a)  Name:   J. Erik Hvide
     (b)  Business address:2200 Eller Drive
                                                     P.O. Box 13038
                                                     Port Everglades Station
                                                     Fort Lauderdale, FL 33316
     (c)  Present principal occupation:     Chairman of the Board,
                                            President, Chief Executive
                                            Officer, and Director,
                                            Hvide Marine Incorporated
         (d)  Criminal convictions in the last five years:  None
     (e) Civil securities violations in the last five years: None
     (f)  Citizenship:  USA

     (a)  Name:   John H. Blankley
     (b)  Business address:2200 Eller Drive
                                                     P.O. Box 13038
                                                     Port Everglades Station
                                                     Fort Lauderdale, FL 33316
     (c)  Present principal occupation:     Executive Vice President,
                                            Chief Financial Officer,
                                            Treasurer, and Director,
                                            Hvide Marine Incorporated
     (d)  Criminal convictions in the last five years:  None

     (e) Civil securities violations in the last five years: None
     (f)  Citizenship:  USA

     (a)  Name:   Donald L. Caldera
     (b)  Business address:2200 Eller Drive
                                                     P.O. Box 13038
                                                     Port Everglades Station
                                                     Fort Lauderdale, FL 33316
     (c)  Present principal occupation:     Executive Vice President-
                                            Development and Director,
                                            Hvide Marine Incorporated
     (d)  Criminal convictions in the last five years:  None
     (e) Civil securities violations in the last five years: None
     (f)  Citizenship:  USA

     (a)  Name:   Eugene F. Sweeney
     (b)  Business address:2200 Eller Drive
                                                     P.O. Box 13038
                                                     Port Everglades Station
                                                     Fort Lauderdale, FL 33316
     (c)  Present principal occupation:     Executive Vice President-
                                            Operations and Director,
                                            Hvide Marine Incorporated
     (d)  Criminal convictions in the last five years:  None
     (e) Civil securities violations in the last five years: None
     (f)  Citizenship:  USA

     (a)  Name:   Arthur E. Bailey
     (b)  Business address:2200 Eller Drive
                                                     P.O. Box 13038
                                                     Port Everglades Station
                                                     Fort Lauderdale, FL 33316
     (c)  Present principal occupation:     Vice President-Human
                                            Resources and Strategic
                                            Quality Planning,
                                            Hvide Marine Incorporated
     (d)  Criminal convictions in the last five years:  None
     (e) Civil securities violations in the last five years: None
     (f)  Citizenship:  USA

     (a)  Name:   Andrew W. Brauninger
     (b)  Business address:2200 Eller Drive
                                                     P.O. Box 13038
                                                     Port Everglades Station
                                                     Fort Lauderdale, FL 33316
     (c)  Present principal occupation:     Vice President-Offshore
                                            Division,
                                            Hvide Marine Incorporated
     (d)  Criminal convictions in the last five years:  None
     (e) Civil securities violations in the last five years: None
     (f)  Citizenship:  USA

     (a)  Name:   Gene Douglas
     (b)  Business address:2200 Eller Drive
                                                     P.O. Box 13038
                                                     Port Everglades Station
                                                     Fort Lauderdale, FL 33316
     (c)  Present principal occupation:     Vice President-Legal and
                                            General Counsel and
                                            Secretary,
                                            Hvide Marine Incorporated
     (d)  Criminal convictions in the last five years:  None
     (e) Civil securities violations in the last five years: None
     (f)  Citizenship:  USA

     (a)  Name:   William R. Ludt
     (b)  Business address:2200 Eller Drive
                                                     P.O. Box 13038
                                                     Port Everglades Station
                                                     Fort Lauderdale, FL 33316
     (c)  Present principal occupation:     Vice President-Inland
                                            Services Division,
                                            Hvide Marine Incorporated
     (d)  Criminal convictions in the last five years:  None
     (e) Civil securities violations in the last five years: None
     (f)  Citizenship:  USA

     (a)  Name:   Robert A. Santos
     (b)  Business address:2200 Eller Drive
                                                     P.O. Box 13038
                                                     Port Everglades Station
                                                     Fort Lauderdale, FL 33316
     (c)  Present principal occupation:     Vice President-Offshore
                                            and Harbor Towing
                                            Operations,
                                            Hvide Marine Incorporated
     (d)  Criminal convictions in the last five years:  None
     (e) Civil securities violations in the last five years: None
     (f)  Citizenship:  USA

     (a)  Name:   Robert B. Calhoun, Jr.
     (b)  Business address:2200 Eller Drive
                                                     P.O. Box 13038
                                                     Port Everglades Station
                                                     Fort Lauderdale, FL 33316
     (c)  Present principal occupation:     Director, Hvide Marine
                                            Incorporated
                                            President, Clipper Asset
                                            Management Corporation
     (d)  Criminal convictions in the last five years:  None

     (e) Civil securities violations in the last five years: None
     (f)  Citizenship:  USA

     (a)  Name:   Gerald Farmer
     (b)  Business address:2200 Eller Drive
                                                     P.O. Box 13038
                                                     Port Everglades Station
                                                     Fort Lauderdale, FL 33316
     (c)  Present principal occupation:     Director, Hvide Marine
                                            Incorporated
                                            Retired
     (d)  Criminal convictions in the last five years:  None
     (e) Civil securities violations in the last five years: None
     (f)  Citizenship:  USA

     (a)  Name:   Jean Fitzgerald
     (b)  Business address:2200 Eller Drive
                                                     P.O. Box 13038
                                                     Port Everglades Station
                                                     Fort Lauderdale, FL 33316
     (c)  Present principal occupation:     Director, Hvide Marine
                                            Incorporated
                                            Chairman, Florida
                                            Alliance, Inc.
     (d)  Criminal convictions in the last five years:  None
     (e) Civil securities violations in the last five years: None
     (f)  Citizenship:  USA

     (a)  Name:   John Lee
     (b)  Business address:2200 Eller Drive
                                                     P.O. Box 13038
                                                     Port Everglades Station
                                                     Fort Lauderdale, FL 33316
     (c)  Present principal occupation:     Director, Hvide Marine
                                            Incorporated
                                            Chairman and Chief
                                            Executive Officer, Hexcel
                                            Corporation
     (d)  Criminal convictions in the last five years:  None
     (e) Civil securities violations in the last five years: None
     (f)  Citizenship:  USA

     (a)  Name:   Walter C. Mink
     (b)  Business address:2200 Eller Drive
                                                     P.O. Box 13038
                                                     Port Everglades Station
                                                     Fort Lauderdale, FL 33316
     (c)  Present principal occupation:     Director, Hvide Marine
                                            Incorporated
                                            President, Walter C. Mink

                                                & Associates
     (d)  Criminal convictions in the last five years:  None
     (e) Civil securities violations in the last five years: None
     (f)  Citizenship:  USA

     (a)  Name:   Robert Rice
     (b)  Business address:2200 Eller Drive
                                                     P.O. Box 13038
                                                     Port Everglades Station
                                                     Fort Lauderdale, FL 33316
     (c)  Present principal occupation:     Director, Hvide Marine
                                            Incorporated
                                            Retired
     (d)  Criminal convictions in the last five years:  None
     (e) Civil securities violations in the last five years: None
     (f)  Citizenship:  USA

     (a)  Name:   Dr. Raymond B. Vickers
     (b)  Business address:2200 Eller Drive
                                                     P.O. Box 13038
                                                     Port Everglades Station
                                                     Fort Lauderdale, FL 33316
     (c)  Present principal occupation:     Director, Hvide Marine
                                            Incorporated
                                            Attorney
     (d)  Criminal convictions in the last five years:  None
     (e) Civil securities violations in the last five years: None
     (f)  Citizenship:  USA

         Shareholders of Hvide Marine Incorporated:

         (a)      Name:    Clipper Capital Associates, L.P.
     (b) Address of Principal Business and Principal Office:
                           12 E. 49th Street, 30th Floor
                           New York, NY  10017
         (c)      State of Organization:    State of Delaware
         (d)      Principal Business:
                           Private Investment Firm
         (e)  Criminal convictions in the last five years:  None
     (f) Civil securities violations in the last five years: None
         (g) Clipper Capital Associates, L.P. is a shareholder of Hvide Marine Incorporated and the general partner of certain other shareholders of Hvide Marine Incorporated

     (a)  Name:   J. Erik Hvide
     (b)  Business address:2200 Eller Drive
                                                     P.O. Box 13038
                                                     Port Everglades Station
                                                     Fort Lauderdale, FL 33316
     (c)  Present principal occupation:     Chairman of the Board,
                                            President, Chief Executive
                                            Officer, and Director,
                                            Hvide Marine Incorporated
         (d)  Criminal convictions in the last five years:  None
     (e) Civil securities violations in the last five years: None
     (f)  Citizenship:  USA
         (g)      Mr. Hvide is a shareholder and a trustee of certain
                  trusts that are shareholders of Hvide Marine Incorporated

ITEM 3.  SOURCE AND AMOUNT OF FUNDS OR OTHER CONSIDERATION.
         General Business Funds

ITEM 4.  PURPOSE OF TRANSACTION
         Hvide Marine Incorporated ("HMI")acquired the shares of Class A Common Stock as an investment and may from time to time acquire or dispose of additional shares through open market and privately negotiated transactions depending on existing market and economic conditions. HMI intends to review its investment in the issuer on a continuing basis and, depending on the price and availability of shares, subsequent developments affecting the issuer, the issuer's business and prospects, other investment and business opportunities available to HMI, and other factors considered relevant, may decide to increase or decrease the size of its investment in the issuer.

ITEM 5.  INTEREST IN THE SECURITIES OF THE ISSUER.
         The aggregate number and percentage of the class of securities beneficially owned by HMI is indicated on page 3 of this Schedule.

         Of the 271,055 shares of Class A Common Stock acquired by HMI, 70,000 and 26,000 shares were acquired in private transactions on July 18, 1996 and July 17, 1996, respectively, 212,655 shares were acquired on August 14, 1996 in connection with HMI's acquisition of eight offshore supply boats from the Issuer and certain related partnerships, and 37,600 shares were sold by HMI to an individual on August 14, 1996.

ITEM 6.  CONTACTS, ARRANGEMENTS, UNDERSTANDINGS OR RELATIONSHIPS
         WITH RESPECT TO SECURITIES OF THE ISSUER.
      Not applicable.

ITEM 7.  MATERIAL TO BE FILED AS EXHIBITS.
      Not applicable.

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                            HVIDE MARINE INCORPORATED
                                      By:     /s/ GENE DOUGLAS
                                            -------------------
                                               Gene Douglas

DATE:  August 26, 1996